Exhibit 10.1

December 22, 2008

Scott Milsten

[street address]

[city, state]

Dear Scott:

You and Celera Corporation (referred to herein as “we”, “Celera” or the “Company”) are parties to that certain offer letter agreement dated October 10, 2008 (the “Prior Agreement”), which sets forth, among other things, the terms of your employment with the Company.

In order to ensure that the benefits to be provided to you comply with, or are exempt from, the provisions of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), this letter agreement (this “Agreement”) amends and restates the Prior Agreement in its entirety. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

Your employment in the position of Vice President, General Counsel & Corporate Secretary, reporting directly to me, commenced on Thursday, October 30, 2008.

Your annual salary is $320,000.00, paid bi-weekly in the amount of $12,307.69 less applicable taxes.

You are eligible to participate in our Incentive Compensation Program, based on the achievement of both personal and corporate goals, with a target annual bonus of 45% based on your eligible fiscal year earnings.

On November 3, 2008, you were granted options to purchase 50,000 shares of Celera common stock under the Celera Corporation 2008 Stock Incentive Plan (the “2008 Plan”), with an exercise price of $10.96 per share (the “Option”). The Option vests in four equal annual installments commencing on the first anniversary of the employment start date. In addition, on November 3, 2008, you were granted 15,000 time based restricted shares of Celera common stock under the 2008 Plan. These shares of restricted stock vest in four equal annual installments commencing on the first anniversary of the employment start date. These equity awards are subject to the terms of the 2008 Plan and the applicable agreement between you and Celera evidencing the award.

In connection with your commencement of employment with us, you were granted a one-time cash bonus of $50,000.00, net. In the event that you elect to terminate employment prior to the completion of twelve (12) continuous months of employment, you will be obligated to refund the sign-on bonus amount, pro-rated for the period of employment during such twelve (12) months.

In connection with your commencement of employment with us, Celera will provide you with relocation benefits as outlined in the Celera Relocation Policy and Provisions attached to the Prior Agreement (as such provisions may be amended by you and Celera). In the event you elect to terminate employment prior to the completion of twelve (12) continuous months of employment, you will be obligated to refund relocation reimbursements and payments on a pro-rated basis.

In the event your employment is terminated by the Company other than for “cause” (as defined below), and such termination occurs prior to the second anniversary of your commencement of employment with Celera, Celera will pay you, within sixty (60) days following your termination of employment, a single lump sum equal to one year of your base salary and target bonus compensation in effect at the time of termination. As a condition of receiving this payment, you will be required to sign a comprehensive separation agreement and general release, which release shall be delivered to Celera, and shall become non-revocable, no later than the sixtieth (60th) day following such termination of employment. For this purpose, “cause” will mean (1) any act of intentional dishonesty by you; (2) knowing falsification of any Celera document or deliberately providing Celera false information relating in any way to your employment; (3) intentional misuse, abuse, or misappropriation of any Celera property, (4) commission of any felony or serious misdemeanor crime relating in any way to your employment, (5) failure, after written warning and thirty (30) days to improve, to perform in a manner or to the level required by Celera, (6) unlawful discrimination against or harassment of any employee, customer or vendor of Celera on the basis of race, age, gender, including pregnancy, national origin, religion, ethnicity, physical or mental disability, marital status, sexual preference, veteran’s status, or any other basis prohibited by law, or violation of Celera’s policies prohibiting such conduct, (7) engaging in conduct causing material injury to Celera or harmful to Celera’s reputation. Notwithstanding anything to the contrary stated herein, if your employment is terminated by the Company other than for “cause” following a “Change in Control” (as defined in the 2008 Plan), the terms of any severance payable to you shall be as separately provided in that certain Executive Change in Control Policy, and you shall not be entitled to the severance pay described in this Agreement (even if such termination without cause occurs prior to the second anniversary of your commencement of employment with Celera).

Notwithstanding anything herein to the contrary, any compensation or benefits payable hereunder that constitute “nonqualified deferred compensation” within the meaning of Section 409A (“Deferred Compensation”) and which are designated as payable upon your termination of employment shall be payable only upon your “separation from service” with Celera within the meaning of Section 409A (a “Separation from Service”). In addition, if Celera determines that you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of your Separation from Service, any Deferred Compensation to which you are entitled hereunder in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any compensation is delayed in accordance with the preceding sentence, such compensation shall be paid to you in a lump sum on the first business day following the earlier to occur of (a) the expiration of the six-month period measured from the date of your Separation from Service, or (b) the date of your death, and any compensation or benefits that are payable hereunder following such delay shall be paid as otherwise provided herein. To the extent that any reimbursements provided to you are deemed to constitute Deferred Compensation, such amounts shall be paid or reimbursed to you promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

Celera offers a deferred compensation program to those employees with an annual base salary of $125,000.00 or more. The deferred compensation program will allow you to defer portions of your base salary and annual bonus on a pre-tax basis.

All full time employees and part time employees, working more than 20 hours per week, are eligible for participation in the Celera benefits program on their date of hire.

As an executive, you may choose to have an annual health screening done at Celera’s expense (up to $3,000), with a physician of your choice.

As an executive, you will not accrue PTO but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation, approximately four weeks a year.

Celera has a long-standing policy of respecting the rights of prior employers of persons the Company hires. Therefore, we do not want to receive, and you will not be asked to provide nor should you use in your work, any confidential information of a former employer. This includes information you may have in your possession or that you may have had access to while previously employed. It is very important that no documents of a former employer be brought onto the Company’s premises or computer systems. Likewise, to protect Celera’s corporate information, as part of employment you signed a Conflict of Interest and Confidentiality Agreement and agree to continue to abide by the terms of such agreement.

By signing this letter, you recognize that an employment at-will relationship will exist between you and Celera and that either you or Celera may terminate this employment relationship at any time for any reason, with or without notice.

Scott, I look forward to your continued participation as a valued member of the Celera team. I am confident you will find the important role you play in the organization to be a challenging and rewarding opportunity.

Sincerely,

/s/ Kathy Ordonez
Kathy Ordonez, Chief Executive Officer

Agreed and accepted by:

Scott Milsten	/s/ Scott Milsten
Name (Printed)	Signature

December 22, 2008
Date

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